Exhibit 99.1

Q2Earth Signs Services Agreement in Connection with

Acquisition of Two Waste-to-Energy Plants in New England

Palm Beach, FL; May 21, 2019 - Q2Earth, Inc. (OTCQB: QPWR) (the “Company” or “Q2”) has signed a services agreement to oversee the operational, legal and financial closing of the acquisition of two waste-to-energy plants in New England on behalf of its client, Community Eco Power LLC (“CEP”), and to assist in post-closing integration matters. The closing between the seller and CEP occurred on May 15, 2019.

For its services to CEP prior to closing and over the following six months, the Company will receive a fee of $250,000. Q2 also received rights to build compost facilities on or around the sites over the next two years subject to permitting and other qualifications, and to invest in future CEP funding rounds.

The facilities purchased by CEP divert approximately 200,000 tons of municipal waste each year from landfills and produce over 9.4MW of electricity and 450 million lbs/year of steam, supporting their communities and local businesses. Using waste feedstock to produce this energy, the two plants offset the combustion of over 43,000 gallons of oil each day and qualify for renewable energy credits.

“We are pleased to assist CEP complete this transaction, and to utilize the experience of Q2’s management in renewables and waste-to-energy operations during the forthcoming transition and integration period,” stated Kevin Bolin, the Company’s CEO. “As we expressed to our shareholders, we believe there are many opportunities like this one to create value from our managerial and sector expertise in a way that furthers our mission of doing good for planet Earth.”

Richard Fish, CEO of CEP, stated: “The Q2 team did an excellent job helping us navigate through the legal, regulatory and financial complexities of this transaction, and we look forward to their continued assistance moving forward.”

About Q2Earth: Q2Earth is executing its plan to consolidate and manage leading manufacturers of compost and engineered soils created from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of investments, acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2Earth seeks to build the preeminent compost and soil company in North America, with international growth opportunities.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements

Contact

Jeremy Roe, Managing Partner

Integra Consulting Group, LLC

Jeremy@integracg.net

925-262-8305